UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 5, 2012

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-118873	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 W. Francis Street

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including Zip Code and Telephone Number, including Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 5, 2012, Philadelphia Hotel Associates LP and other affiliates of MHI Hospitality Corporation (“MHI” or the “Company”), entered into a Loan Agreement and other loan documents to secure a new $30.0 million mortgage (the “Mortgage Loan”) on the Hilton Philadelphia Airport hotel property (the “Hotel”) with TD Bank, N.A.

Pursuant to the loan documents:

•

the maturity date of the Mortgage Loan is August 30, 2014 with an extension option until March 1, 2017, contingent upon the extension or acceptable replacement of the Hilton Worldwide license agreement for the Hotel; and

•	the Mortgage Loan carries a floating interest rate of the 30-day LIBOR rate plus 3.0%, with a 50 basis point floor on LIBOR, and amortizes on a 25 year schedule.

MHI used proceeds of the Mortgage Loan to extinguish the indebtedness under the Company’s existing credit facility, to prepay a portion of the Company’s indebtedness under its Note Agreement with Essex Equity High Income Joint Investment Vehicle, LLC, and for working capital purposes. With this transaction, the Company’s syndicated credit facility is now terminated and the Company’s Crowne Plaza Tampa Westshore hotel is released therefrom and unencumbered.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On March 7, 2012, MHI issued a press release announcing the new debt financing of the Hilton Philadelphia Airport hotel. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of MHI Hospitality Corporation dated March 7, 2012, announcing the new debt financing of the Hilton Philadelphia Airport hotel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2012

MHI HOSPITALITY CORPORATION

By:	/s/ Andrew M. Sims
Andrew M. Sims Chief Executive Officer

Exhibit List

99.1	Press Release of MHI Hospitality Corporation dated March 7, 2012, announcing the new debt financing of the Hilton Philadelphia Airport hotel.